WARRANTECH CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)
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                                                For the Nine Months Ended               For the Three Months Ended
                                                     December 31,                                December 31,
                                          ----------------- -- -------------------     ----------------- -- ----------------
                                                 1996                  1995                   1996                1995
                                          -----------------    -------------------     ----------------    -----------------
Earnings:
   Net income                             $   5,266,370        $  2,884,772            $  1,832,053         $   1,626,809
                                          =================    ===================     =================    ================

Weighted average shares outstanding:

Primary:

   Common shares                             13,014,242          13,000,142              13,064,092            13,002,932

   Assumed exercise of stock options          2,071,534             755,389               2,523,274               773,129
   Assumed conversion of preferred stock          -               1,969,413                   -                 1,994,636
                                          =================    ===================     =================    ================
                                             15,085,776          15,724,944              15,587,366            15,770,697
                                          =================    ===================     =================    ================

Fully diluted::

   Common shares                             13,014,242          13,000,142              13,064,092            13,002,932
   Assumed exercise of stock options          2,514,359           1,992,868               2,542,074             1,992,868
   Assumed conversion of preferred                -               1,948,119                   -                 1,948,119
stock
                                          =================    ===================     =================    ================
                                             15,528,601          16,941,129              15,606,166            16,943,919
                                          =================    ===================     =================    ================
Earnings Per Common Share:

Primary:
   Net income                                    $.35                 $.18                   $.12                $.10
                                          =================    ===================     =================    ================

Fully diluted
   Net income                                    $.34                 $.17                   $.12                $.09
                                          =================    ===================     =================    ================




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